UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):     March 20, 2012

Southern Connecticut Bancorp, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Connecticut	000-49784	06-1609692
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 Church Street
New Haven, Connecticut		06510
(Address of Principal Executive Offices)		(Zip Code)

(203) 782-1100
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (ee General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 20, 2012, Elmer F. Laydon, who is 76 years old, formally gave notice of his retirement (i) as Chairman of the Board of Southern Connecticut Bancorp, Inc. (the “Company”) and its subsidiaries, The Bank of Southern Connecticut (the “Bank”) and SCB Capital, Inc. (“SCB”), and (ii) as a member of each of the Boards of Directors of the Company, the Bank and SCB, effective immediately. Mr. Laydon has served (i) as a member of the Company’s Board of Directors since 2000, (ii) as a member of the Bank’s Board of Directors since 2000 and (iii) as a member of SCB’s Board of Directors since 2004. Mr. Laydon’s decision to retire was not the result of any disagreement with the Company, the Bank or SCB.

As a result of Mr. Laydon’s retirement as Chairman of the Board of the Company and the Bank, Alphonse F. Spadaro, Jr., Vice Chairman of the Board of the Company and the Bank, has assumed the authority to act as, and perform the duties of, the Chairman of the Board of the Company and the Bank in accordance with the respective Bylaws of the Company and the Bank. Effective March 20, 2012, Mr. Spadaro will serve in such capacity for the Company and the Bank until such time that a new Chairman is elected by the Board of Directors of the Company and the Bank, respectively. With respect to SCB, the position of Chairman of the Board of SCB will remain vacant following Mr. Laydon’s retirement from such position. Mr. Spadaro has served (i) as a member of the Company’s Board of Directors since 2001, (ii) as a member of the Bank’s Board of Directors since 2001 and (iii) as a member of SCB’s Board of Directors since 2008.

The Boards of Directors of the Company, the Bank and SCB have not yet determined if they will fill the vacancy created on their respective Board of Directors created by Mr. Laydon’s retirement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: March 22, 2012	SOUTHERN CONNECTICUT BANCORP, INC.

	By:	/s/ Stephen V. Ciancarelli
Stephen V. Ciancarelli Senior Vice President and Chief Financial Officer